Exhibit 3.2
HERSHA HOSPITALITY TRUST

ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES
OF
8.00% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES

Pursuant to Section 8-203 of
Title 8 of the Corporations and Associations Article
of the Annotated Code of Maryland

Hersha Hospitality Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) that:

FIRST:                     Pursuant to the authority expressly vested in the Board of Trustees of the Trust by Article VI of its Amended and Restated Declaration of Trust (which, as hereafter restated or amended from time to time, are together with these Articles Supplementary herein referred to as the “Declaration”), the Board of Trustees has duly classified and designated 4,600,000 authorized but unissued preferred shares of beneficial interest, par value $.01 per share, of the Trust as 8.00% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the “Series B Preferred Shares”), and has provided for the issuance of such series. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Declaration.

SECOND:               Subject in all cases to the provisions of the Declaration, including without limitation, Article VII with respect to limitations on the transfer and ownership of shares of beneficial interest of the Trust, the Series B Preferred Shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth below:

1.              Designation and Number. A series of preferred shares of beneficial interest, par value $.01 per share, designated the “8.00% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest” is hereby established. The number of Series B Preferred Shares hereby authorized shall be 4,600,000.

2.              Rank. The Series B Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares of the Trust, and to all equity securities issued by the Trust ranking junior to such Series B Preferred Shares; (b) on a parity with the Trust’s 8.00% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, and all other equity securities issued by the Trust the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up; and (c) junior to (i) all indebtedness of the Trust and (ii) equity securities issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up. The term “equity securities” shall not include convertible debt securities.

3.              Dividends.

(a)            Holders of the then outstanding Series B Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.00% per year of the $25.00 liquidation preference (equivalent to a fixed annual amount of $2.00 per share). Dividends on the Series B Preferred Shares are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year and, if such day is not a business day, the next succeeding business day, commencing on July 15, 2011 (each, a “Dividend Payment Date”). The quarterly period between Dividend Payment Dates is referred to herein as a “dividend period” and the dividend which shall accrue in respect of any full dividend period shall be $[0.50] regardless of the actual number of days in such full dividend period. The first dividend will be for less than a full quarter and will cover the period from May 18, 2011 to June 30, 2011. Such dividend and any dividend payable on the Series B Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Trust at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Trustees of the Trust as the record date for the payment of dividends on the Series B Preferred Shares that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)            No dividends on Series B Preferred Shares shall be declared by the Board of Trustees of the Trust or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, (i) prohibits such declaration, payment or setting apart for payment of dividends or (ii) provides that such declaration, payment or setting apart for payment of dividends would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)            Notwithstanding the foregoing, dividends on the Series B Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

(d)            Accrued but unpaid dividends on the Series B Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable. Except as provided in Section 3(e) below, no dividends will be declared or paid or set apart for payment, and no distribution will be made on any shares of beneficial interest in the Trust or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series B Preferred Shares other than a dividend that consists of the Trust’s Common Shares or shares of any other class of shares of beneficial interest ranking junior to the Series B Preferred Shares as to dividends and upon liquidation, for any period unless full cumulative dividends on the Series B Preferred Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Shares for all dividend periods ending on or prior to the date of such action with respect to our Common Shares or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series B Preferred Shares.

(e)            When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series B Preferred Shares, all dividends declared upon the Series B Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series B Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Shares which may be in arrears.

(f)             Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than dividends paid in Common Shares or other shares of beneficial interest ranking junior to the Series B Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Shares or any other shares of beneficial Interest of the Trust ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Trust ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to the Series B Preferred Shares as to dividends and upon liquidation and except for the redemption, purchase or acquisition of “Shares-in-Trust” under the Declaration, which are intended to assist the Trust in qualifying as a REIT for federal income tax purposes).

(g)            Holders of the Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest in excess of full cumulative dividends on the Series B Preferred Shares as provided above. Any dividend payment made on Series B Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

4.              Liquidation Preference.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series B Preferred Shares then outstanding are entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Shares or any other class or series of shares of beneficial interest of the Trust that ranks junior to the Series B Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

(b)            In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with the Series B Preferred Shares in the distribution of assets, then the holders of the Series B Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)            Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust.

(d)            The consolidation, combination or merger of the Trust with or into any other corporation, trust or entity or consolidation or merger of any other corporation with or into the Trust, or the sale, lease or conveyance of all or substantially all of the Trust’s assets, property or business or any statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

5.              Redemption.

(a)            Optional Redemption.  The Series B Preferred Shares are not redeemable prior to May 18, 2016, except as otherwise provided in this Section 5 and Section 6 below.  On and after May 18, 2016, the Trust, at its option and upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 5(c) below), without interest. If less than all of the outstanding Series B Preferred Shares is to be redeemed, the Series B Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method determined by the Trust.  If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Shares would become a holder of a number of Series B Preferred Shares in excess of the Ownership Limit because such holder’s Series B Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration, the Trust will redeem the requisite number of Series B Preferred Shares of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.

(b)            REIT Qualification.  In an effort to ensure that the Trust remains qualified as a real estate investment trust (“REIT”) for federal income tax purposes, the Series B Preferred Shares are, together with all other classes or series of shares of beneficial interest of the Trust, subject in all respects to the provisions of Article VII of the Declaration. Accordingly, pursuant to Article VII of the Declaration, a purported Transfer (as defined in Article VII) of Series B Preferred Shares as a result of which any person would maintain Beneficial Ownership (as defined in Article VII) of more than 9.9% of the outstanding Series B Preferred Shares will cause the number of Series B Preferred shares in excess of the Ownership Limit (rounded up to the nearest whole share) to be designated Shares-in-Trust and in accordance with the provisions of Article VII of the Declaration, be transferred to a Share Trust (as such term is defined in the Declaration), and the Trust will have the right to purchase such Shares-in-Trust from the holder.

(c)            Limitations on Redemption. Unless full cumulative dividends on all Series B Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by exchange for shares of beneficial interest of the Trust ranking junior to the Series B Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Trust of Shares-in-Trust in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

(d)            Payment of Dividends in Connection with Redemption. Immediately prior to any redemption of Series B Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid dividends to the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares which are redeemed.

(e)            Procedures for Redemption.

 (i)          Notice of redemption will be given (A) by publication in the New York Times, Wall Street Journal or other newspaper of similar general circulation in the city of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.

 (ii)         In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series B Preferred Shares to be redeemed; (D) the place or places where the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares held by such holder to be redeemed.

 (iii)        If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price; provided, however, if the redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Shares so called for redemption at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for Series B Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series B Preferred Shares shall be redeemed by the Trust at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the Series B Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series B Preferred Shares without cost to the holder thereof.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in book-entry form through the facilities of The Depository Trust Company (“DTC”), such notice shall comply with applicable procedures of DTC.

 (iv)       The deposit of funds with a bank or trust corporation for the purpose of redeeming Series B Preferred Shares shall be irrevocable except that:

(A) the Trust shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series B Preferred Shares entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

(f)             Shares-In-Trust Provisions. The Series B Preferred Shares are subject to the provisions of Article VII of the Declaration, including, without limitation, the provision for the purchase of Shares-in-Trust. In addition to the purchase right set forth in Article VII of the Declaration, Shares-in-Trust issued upon exchange of Series B Preferred Shares pursuant to such Article VII may be redeemed, in whole or in part, at any time when outstanding Series B Preferred Shares are being redeemed, for cash, at a redemption price of $25.00 per Series B Preferred Share, plus all accrued and unpaid dividends on the Series B Preferred Shares that were exchanged for such Shares-in-Trust, through the date of such exchange, without interest. If the Trust elects to redeem Shares-in-Trust pursuant to the redemption right set forth in the preceding sentence, such Shares-in-Trust shall be redeemed in such proportion and in accordance with such procedures as Series B Preferred Shares are being redeemed.

(g)            Status of Redeemed Shares. Any Series B Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Trustees.

6.              Special Optional Redemption.

(a)            Upon the occurrence of a Change of Control (as defined in Section 6(b)(ii) below), the Trust, at its option and upon giving notice not less than 30 nor more than 60 days in advance of the date fixed for redemption, may redeem the Series B Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, at a cash redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date fixed for redemption (the “Special Optional Redemption Right”).

(b)            A “Change of Control” is when, after the original issuance of the Series B Preferred Shares, the following have occurred and are continuing:

(i)   the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of beneficial interest of the Trust entitling such person to exercise more than 50% of the total voting power of all shares of beneficial interest of the Trust entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)          following the closing of any transaction referred to in Section 6(b)(i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(c)            If fewer than all of the outstanding Series B Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Trust.  If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Shares would become a holder of a number of Series B Preferred Shares in excess of the Share Ownership Limit because such holder’s Series B Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration, the Trust will redeem the requisite number of Series B Preferred Shares of such holder such that no holder will hold in excess of the Share Ownership Limit subsequent to such redemption.

(d)            Limitations on Special Optional Redemption. Unless full cumulative dividends on all Series B Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no Series B Preferred Shares shall be redeemed pursuant to the Special Optional Redemption Right unless all outstanding Series B Preferred Shares are simultaneously redeemed pursuant to the Special Optional Redemption Right, and the Trust shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by exchange for shares of beneficial interest of the Trust ranking junior to the Series B Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Trust of Shares-in-Trust in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

(e)            Payment of Dividends in Connection with Special Optional Redemption. Immediately prior to any redemption of Series B Preferred Shares pursuant to the Special Optional Redemption Right, the Trust shall pay, in cash, any accumulated and unpaid dividends to the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares which are redeemed.

(f)             Procedures for Special Optional Redemption.

(i)   Notice of redemption will be given (A) by publication in the New York Times, Wall Street Journal or other newspaper of similar general circulation in the city of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed pursuant to the Special Optional Redemption Right at their respective addresses as they appear on the stock transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.

(ii)          In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Shares may be listed or admitted to trading,  the redemption notice contemplated by this Section 6 shall state:  (A) the redemption date; (B) the redemption price; (C) the number of Series B Preferred Shares to be redeemed pursuant to the Special Optional Redemption Right; (D) the place or places where the certificates for the Series B Preferred Shares, to the extent Series B Preferred Shares are certificated, are to be surrendered (if so required in the notice) for payment of the redemption price; (E)  a brief description of the transaction or transactions constituting such Change of Control and that holders of the Series B Preferred Shares to which the notice relates will not be able to tender such Series B Preferred Shares for conversion in connection with the Change of Control and each Series B Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (F) that distributions on the Series B Preferred Shares to be redeemed will cease to accumulate on such redemption date.  If fewer than all of the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares held by such holder to be redeemed pursuant to the Special Optional Redemption Right.

(iii)         If notice of redemption of any Series B Preferred Shares pursuant to the Special Optional Redemption Right has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption pursuant to the Special Optional Redemption Right, then from and after the redemption date dividends will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price; provided, however, if the redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Shares so called for redemption at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Holders of Series B Preferred Shares to be redeemed pursuant to the Special Optional Redemption Right shall surrender such Series B Preferred Shares at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for Series B Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series B Preferred Shares shall be redeemed by the Trust at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the Series B Preferred Shares represented by any such certificate are redeemed pursuant to the Special Optional Redemption Right, a new certificate or certificates shall be issued representing the unredeemed Series B Preferred Shares without cost to the holder thereof.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in book-entry form through the facilities of DTC, such notice shall comply with applicable procedures of DTC.

(iv)        The deposit of funds with a bank or trust corporation for the purpose of redeeming Series B Preferred Shares pursuant to the Special Optional Redemption Right shall be irrevocable except that:

(A) the Trust shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series B Preferred Shares entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

(g)           Status of Redeemed Shares. Any Series B Preferred Shares that shall at any time have been redeemed pursuant to the Special Optional Redemption Right shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Trustees.

7.              Change of Control Rights.   The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except upon the occurrence of a Change of Control as provided in this Section 7.

(a)            Change of Control.  Upon the occurrence of a Change of Control (as defined in Section 6(b) above), each holder of Series B Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date (as defined in Section 7(b)(v) hereof), the Trust provides notice of its election to redeem the Series B Preferred Shares pursuant to the redemption right set forth in Section 5 above or Special Optional Redemption Right set forth in Section 6 above, to convert some or all of the Series B Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number Common Shares, per Series B Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of: (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid distributions to the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (ii) the Common Share Price (as defined in Section 7(b)(vi) hereof); and (B) 8.2237 Common Shares (the “Share Cap”), subject to the immediately succeeding paragraph.

(i)           The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Shares.  The adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (A) the Share Cap in effect immediately prior to such Share Split by (B) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

(ii)         For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 37,829,020 Common Shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

(iii)        In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Shares shall receive upon conversion of such Series B Preferred Shares the kind and amount of Alternative Form Consideration which such holder of Series B Preferred Shares would have owned or been entitled to receive upon the Change of Control had such holder of Series B Preferred Shares held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

(iv)        In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series B Preferred Shares shall receive shall be the form of consideration elected by the holders of the Common Shares who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(v)         The “Change of Control Conversion Date” shall be a date fixed by the Board of Trustees, in its sole discretion, as the date the Series B Preferred Shares shall be converted pursuant to the Change of Control Conversion Right, which shall be a business day set forth in the notice of Change of Control provided in accordance with Section 7(d) below that is no less than 20 days nor more than 35 days after the date on which the Trust provides such notice.

(vi)        The “Common Share Price” shall be (i) the amount of cash consideration per Common Share, if the consideration to be received in the Change of Control by holders of Common Shares is solely cash, and (ii) the average of the closing prices per Common Share on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash.

(b)            No fractional Common Shares shall be issued upon the conversion of Series B Preferred Shares.  In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Share Price.

(c)            Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series B Preferred Shares at their addresses as they appear on the Trust’s share transfer records and notice shall be provided to the Trust’s transfer agent.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.  Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the Change of Control Conversion Date; (iv) the method and period for calculating the Common Share Price; (v) that if, prior to the Change of Control Conversion Date, the Trust provides notice of its election to redeem all or any portion of the Series B Preferred Shares, the holder will not be able to convert Series B Preferred Shares and such Series B Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vi) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series B Preferred Share; (vii) the name and address of the paying agent and the conversion agent; and (viii) the procedures that the holders of Series B Preferred Shares must follow to exercise the Change of Control Conversion Right.

(d)            The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire, Bloomberg Business News or such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public, or post notice on the Trust’s website, in any event prior to the opening of business on the first business day following any date on which the Trust provides notice pursuant to Section 7(c) above to the holders of Series B Preferred Shares.

(e)            In order to exercise the Change of Control Conversion Right, a holder of Series B Preferred Shares shall be required to deliver to the Trust’s transfer agent, on or before the close of business on the business day prior to the Change of Control Conversion Date, the certificates evidencing the Series B Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice.  Such conversion notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series B Preferred Shares to be converted; and (iii) that terms of the Series B Preferred Shares pursuant to which the Series B Preferred Shares are to be converted.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in book-entry form through the facilities of DTC, such notice shall comply with applicable procedures of DTC.

(f)             Holders of Series B Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date.  The notice of withdrawal must state: (i) the number of withdrawn Series B Preferred Shares; (ii) if certificated Series B Preferred Shares have been issued, the certificate numbers of the withdrawn Series B Preferred Shares; and (iii) the number of Series B Preferred Shares, if any, which remain subject to the conversion notice.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in book-entry form through the facilities of DTC, such notice shall comply with applicable procedures of DTC.

(g)            Series B Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the close of business on the Change of Control Conversion Date, the Trust provides notice of its election to redeem such Series B Preferred Shares, whether pursuant to its Redemption Right or Special Optional Redemption Right.  If the Trust elects to redeem Series B Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series B Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

(h)            The Trust shall deliver the applicable Conversion Consideration no later than the third business day following the Change of Control Conversion Date.

(i)             Limitations on Conversion.  Notwithstanding anything to the contrary contained herein, no holder of Series B Preferred Shares will be entitled to convert such Series B Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause the holder of such Common Shares (or any other person) to Beneficially Own or Constructively Own, within the meaning of the Declaration, Common Shares of the Trust in excess of the Share Ownership Limit, as such term is defined in the Declaration, as applicable.

8.              Voting Rights.

(a)            Holders of the Series B Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

(b)            Whenever dividends on any Series B Preferred Shares shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the holders of Series B Preferred Shares (voting separately as a class with the holders of all other series of Preferred Shares ranking on a parity with the Series B Preferred Shares as to dividends or upon liquidation (“Parity Preferred”) upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees of the Trust (the “Preferred Share Trustees”) at a special meeting of the shareholders called by the holders of record of at least 20% of the Series B Preferred Shares or the holders of 20% of any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accrued on such Series B Preferred Shares for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

(c)            If and when all accumulated dividends on the Series B Preferred Shares shall have been paid in full or declared and set aside for payment in full, the holders of Series B Preferred Shares shall be divested of the voting rights set forth in Section 8(b) hereof (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends have been paid in full or declared and set aside for payment in full on all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate. Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series B Preferred Shares when they have the voting rights set forth in Section 8(b) (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Shares when they have the voting rights set forth in Section 8(b) (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

(d)            So long as any Series B Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Trust into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Declaration, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, the occurrence of any such event will not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares or the holders thereof so long as the Series B Preferred Shares remain outstanding with the terms thereof materially unchanged or, if the Trust is not the surviving entity in such transaction, are exchanged for a security of the surviving entity with terms that are materially the same as the Series B Preferred Shares, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series B Preferred Shares and; provided, further, that (x) any increase in the amount of the authorized Common Shares or Preferred Shares or the creation or issuance of any other series of Common Shares or Preferred Shares, in each case ranking on a parity with or junior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, (y) any change to the number or classification of our trustees, or (z) any amendment to Article VII of the Declaration relating to Shares-In-Trust, the Ownership Limit or any other matter described therein of any type or nature shall in no event be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so long as after such amendment any single holder may maintain “beneficial ownership” (as defined in Article VII prior to or after such amendment) 9.9% of the outstanding Series B Preferred Shares and 9.9% of any other class or series of shares of beneficial interest without violating the Ownership Limit.

(e)            The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required to be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

9.              Conversion.       Except as set forth in Section 7 above upon the occurrence of a Change of Control, the Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except that the Series B Preferred Shares will automatically be exchanged by the Trust for Shares-In-Trust, in accordance with Article VII of the Declaration in the same manner that Common Shares are exchanged for Shares-In-Trust pursuant thereto, in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes.

10.            Information Rights.        During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series B Preferred Shares are outstanding, the Trust will: (a) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Shares as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Trust would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Trust were subject thereto (other than any exhibits that would have been required); and (b) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Shares. The Trust will mail (or otherwise provide) the reports to the holders of Series A Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file such reports with the SEC if the Trust was subject to Section 13 or 15(d) of the Exchange Act.

THIRD:                   The Series B Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

FOURTH:               These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FIFTH:                    The undersigned President and Chief Operating Officer acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Operating Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed on behalf of the Trust by its President and Chief Operating Officer and attested to by its Assistant Secretary this 17th day of May 2011.

Date	By:	/s/ Neil H. Shah
Name: Neil H. Shah
Title: President and Chief Operating Officer

Attest:

By:	/s/ Ashish R. Parikh
Name: Ashish R. Parikh
Title: Assistant Secretary

Articles Supplementary
Series B Preferred Shares